Exhibit 10.14

                                                         AGREEMENT NO. PA-020125

                              ISECURETRAC(TM) CORP.
                             5022 South 114th Street
                                 Omaha, NE 68137

                       PREFERRED DISTRIBUTOR AGREEMENT

     THIS AGREEMENT effective this 18th day of February 2002, by and between iSecureTrac(TM), and Veridian Information Solutions, Inc., a California corporation, having its principal offices at 10560 Arrowhead Drive. Fairfax VA 22030-7305 ("DISTRIBUTOR").

     iSecureTrac has designed and developed and manufactures the iTracker(TM) mobile tracking device utilizing GPS and advanced communications technologies to enable accurate tracking and real time or scheduled mapping of individuals, mobile equipment and transportation vehicles.

     DISTRIBUTOR is capable of monitoring the movement of iTracker units and desires to purchase from iSecureTrac, from time to time, iTracker units and associated products on the terms and conditions described in this Agreement for resale, lease or other distribution to its customers in the criminal justice marketplace ("Target Market").

     NOW THEREFORE, iSecureTrac and DISTRIBUTOR agree as follows:

1.0  DEFINITIONS

     1.1 "Products" shall mean iTracker and other specific Products purchased under this Agreement or any substitutes therefore, as more fully described on Attachment 1 hereto.

     1.2 "Services" shall mean the Product support services provided by iSecureTrac to DISTRIBUTOR, including, but not limited to, training, extended warranty service and product repair services, as more fully described on Attachment 2 hereto.

     1.3 "End-User" shall mean a user of Products or products similar thereto within the Target Market.

     1.4 This Agreement consists of the terms and conditions stated herein and in the Attachments which are incorporated herein by reference and consist of:


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

     1.4.1 Attachment 1: Schedule of Purchased Products

     1.4.2 Attachment 2: Support Services

2.0  PURCHASER AND RESELLER

     2.1 PRODUCT PURCHASES. DISTRIBUTOR may purchase from iSecureTrac the Products listed on Attachment 1 at the prices indicated thereon,

     2.2 RESELLER AUTHORIZATION. iSecureTrac hereby specifically authorizes DISTRIBUTOR to resell, lease, rent or otherwise distribute Products to End-Users. The parties believe that each can better penetrate the Target Market under the relationship established by this Agreement and that sharply focused and concentrated marketing efforts are needed to respond to the intense interbrand competition that the parties' respective products face from other suppliers and to thus gain penetration in the Target Market.

     2.3 PURCHASE ORDERS. Products shall be ordered for delivery through the execution of applicable purchase orders which shall refer to this Agreement and state quantity, Product identification numbers and/or Product name, unit price, point of delivery, delivery dates, accessories to be shipped with the Products, delivery instructions and any other special information and shall refer to this Agreement by agreement number.

     2.4 PRICING. Products are priced as published by iSecureTrac from time to time and are subject to change without notice. However, such price changes shall not effect pricing listed on any outstanding purchase orders. The total purchase price of all Products ordered on any single purchase order is subject to the appropriate volume discount listed on Attachment 1.

     2.5 INCONSISTENCIES IN P.O. TERMS. In the event of any inconsistencies between the terms of this Agreement and any terms contained on any purchase order delivered to ISECURETRAC hereunder, the terms of this Agreement shall govern and take priority.

     2.6 LICENSE. iTracker contains firmware developed and owned by iSecureTrac. A limited, non-exclusive, transferable license is hereby granted to DISTRIBUTOR, in perpetuity, for use of said software on the specific iTracker device in which said software was placed, and for no other. iSecureTrac shall retain all rights to said software. The license granted herein shall be deemed to be in effect upon delivery of each iTracker.

     2.7  INDEPENDENT CONTRACTORS. Neither the above nor any other part of this


                                       2
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          Agreement shall be construed as agency, legal representation, partnership, joint venture, or any other relationship between the parties other than being separate entities which remain independent contractors.

     2.8 DISTRIBUTOR REPRESENTATION. DISTRIBUTOR hereby represents that it is capable or will obtain the capability to provide 7x24 monitoring of the movement of any and all specific iTracker units sold to DISTRIBUTOR under this Agreement and that, furthermore, it has the capability to support End-Users in their use of the Products through training and other services which ensure optimum Product usage.

     2.9 NON-CIRCUMVENTION. This Agreement is not exclusive for either party. However, iSecureTrac agrees that it shall not offer or sell Products and other similar products directly to DISTRIBUTOR's customers identified on any purchase orders submitted by DISTRIBUTOR to iSecureTrac under this Agreement.

3.0  PRODUCT SUBSTITUTION

     3.1 NOTIFICATION. iSecureTrac shall use its best efforts to notify DISTRIBUTOR of plans and intentions to modify form, fit or function of production Products, for which DISTRIBUTOR has a purchase order outstanding at the time, as soon as such plans have been finalized by iSecureTrac.

     3.2 SUBSTITUTION. iSecureTrac may develop and manufacture new versions of the Products purchased hereunder and substitute the same for Products specified in outstanding DISTRIBUTOR purchase orders at no additional increase in price to Distributor, provided that, as mutually agreed between DISTRIBUTOR and iSecureTrac, the reliability, functionality and efficiency of such substitutions equals or exceeds that of the Products being replaced.

     3.3 DISCONTINUANCE. In the event that iSecureTrac intends to discontinue the manufacturing of specific types of Products, without substitution, it shall notify DISTRIBUTOR thereof in a sufficient timely manner to allow DISTRIBUTOR to procure similar products elsewhere, if desired.

4.0  SHIPMENT

     4.1 CARRIER. iSecureTrac shall select the method of shipment and the carrier, consistent with the nature of the Products and the hazards of transportation, upon receiving DISTRIBUTOR's purchase order.

     4.2 F.O.B. All deliveries of Products made pursuant to this Agreement shall be made F.O.B. destination.

     4.3 DELIVERY ADDRESS. iSecureTrac shall ship Products to the address specified by DISTRIBUTOR on the purchase order. If DISTRIBUTOR fails to specify a destination for delivery, iSecureTrac shall deliver the Products to DISTRIBUTOR's address listed on this Agreement.

     4.4 CONFIRMED DELIVERY DATE. DISTRIBUTOR will use its best efforts to place purchase orders with iSecureTrac at least 90 days prior to delivery dates. Upon receipt of applicable purchase orders, iSecureTrac shall promptly confirm the delivery date thereon, or arrange for a mutually agreeable alternative delivery date ("Confirmed Delivery Date"). If iSecureTrac does not confirm any delivery date within fifteen (15) calendar days of receipt of the applicable purchase order, the delivery date thereon shall be deemed the Confirmed Delivery Date.

     4.5 TRANSFER OF TITLE AND RISK OF LOSS. Title to Products shall pass to DISTRIBUTOR, and all risk of loss, damage or destruction of Products shall be assumed by DISTRIBUTOR at destination.

     4.6 SHIPPING DELAY. iSecureTrac shall ship Products in a sufficiently timely manner as to meet Confirmed Delivery Dates. In the event iSecureTrac fails to ship Products as specified in DISTRIBUTOR's purchase orders within fifteen calendar (15) days after the Confirmed Delivery Date for reasons other than force majeure, DISTRIBUTOR may cancel such shipment without penalty. However, in the event the DISTRIBUTOR's Agreement with the End User contains a liquidated damages provision for failure to meet delivery on a date(s) certain, which shall also be specified in the purchase order(s) issued by the DISTRIBUTOR hereunder, iSecureTrac agrees that it shall reimburse DISTRIBUTOR for the End User assessment based on DISTRIBUTOR's notice to iSecureTrac under Article 11.0, damages for which payment shall be net 30. iSectureTrac agrees that its failure to meet the conditions in the aforementioned notice shall result in set-off (s) by the DISTRIBUTOR for amounts owed by DISTRIBUTOR to iSecureTrac. Notwithstanding the above, iSecureTrac reserves the right to refuse to accept any purchase orders containing a liquidated damages provision and to suspend shipments in the event DISTRIBUTOR has not paid overdue invoices to iSecureTrac (I.E. invoices more than 30 days old).


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     4.7  CANCELLATION. DISTRIBUTOR may cancel part or all of any purchase order without penalty, provided that such cancellation is received by iSecureTrac more than ninety (90) days prior to the Confirmed Delivery Date for the applicable shipment. If iSecureTrac receives such cancellation order within ninety days of the Confirmed Delivery Date, iSecureTrac may charge DISTRIBUTOR cancellation fees, consisting of a percentage of the price of the Products cancelled, in accordance with the following schedule:

          Cancellation Received by iSecureTrac              Cancellation Fee
          ------------------------------------              ----------------
          60 to 90 days before Confirmed Delivery Date      15% of price
          30 to 59 days before Confirmed Delivery Date      25% of price
           0 to 29 days before Confirmed Delivery Date      50% of price

     4.8 RESCHEDULING. DISTRIBUTOR may, once for each shipment ordered from iSecureTrac, reschedule shipments of all or any portion of any firm purchase order at any time without penalty or charge up to the time period prior to the Confirmed Delivery Date as specified by iSecureTrac when it issues its Confirmed Delivery Date for each purchase order. After such time period has expired, iSecureTrac reserves the right to charge DISTRIBUTOR a delay-in-shipment fee of 1.5% of the order price, , per month starting on the Confirmed Delivery Date. If DISTRIBUTOR reschedules any shipment, or part thereof, to a date more than six calendar months from the Confirmed Delivery Date, iSecureTrac may treat such requested delay-in-shipment as a cancellation, subject to the penalty provisions of Section 4.7 above.

5.0  CHARGES AND PAYMENTS

     5.1 INVOICES. iSecureTrac shall render invoices for delivered Products upon or after shipment. All charges shall be set forth in U.S. dollars. Invoices shall be due and payable net 30 days from the invoice date. Amounts not paid by the due date may be subject to a 1.5% monthly interest charge.

     5.2 TAXES. Product prices are exclusive of all taxes however designated. DISTRIBUTOR shall be responsible for the payment of all applicable sales and/or use taxes.

     5.3 SHIPPING CHARGES. The cost of shipping Products, including applicable insurance, shall be invoiced to DISTRIBUTOR.

     5.4 SECURITY INTEREST. iSecureTrac reserves, and DISTRIBUTOR grants to iSecureTrac, a purchase money security interest in each Product sold


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          hereunder, securing payment of all and any amounts owed by DISTRIBUTOR to iSecureTrac. This security interest shall be deemed released upon full payment of any such amounts.

6.0  WARRANTY

     6.1 PRODUCT WARRANTY. Each Product purchased hereunder is warranted by iSecureTrac to be free from defects in materials and/or workmanship under normal and proper use for a period of one (1) year following its date of delivery.

     6.2 REMEDY. iSecureTrac's obligation under this warranty is limited to repairing or replacing, at iSecureTrac's sole option, free of charge, F.O.B. at iSecureTrac's designated facility, any Product which fails within the one year warranty period.

     6.3 PROCEDURE. DISTRIBUTOR will obtain a return authorization from iSecureTrac prior to returning any defective Product. DISTRIBUTOR will provide iSecureTrac with a written description of the claimed defect.

     6.4 EXPEDITED REPLACEMENT. iSecureTrac will use its best efforts to ship Products, repaired or replaced under this warranty, back to DISTRIBUTOR at such address specified by DISTRIBUTOR, within the fastest time practicable.

     6.5 LIMITATIONS. The foregoing warranty will not apply if the Product fails to function due to abuse, misuse, accident, neglect, unauthorized repair, or causes other than ordinary use after delivery.

THE ISECURETRAC WARRANTY STATED ABOVE IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE SPECIFICALLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.0  PATENT INDEMNIFICATION

     7.1 SCOPE. iSecureTrac will indemnify and hold DISTRIBUTOR harmless against any expense or loss resulting from any and all claims that the Products or any part thereof infringe upon any United States or Canadian or PCT registered patent, copyright, trademark or other proprietary right. iSecureTrac agrees to defend any suit or proceeding brought against DISTRIBUTOR which is based on such claim.

     7.2 CONDITIONS. The above stated indemnity is subject to the following conditions:


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          (a)  DISTRIBUTOR must promptly notify iSecureTrac in writing of any claim of infringement and provide iSecureTrac, at its request and at iSecureTrac's expense, with the assistance, information and cooperation necessary to defend against any such claim or litigation;

          (b) DISTRIBUTOR must not make any admissions without iSecureTrac's consent and must grant iSecureTrac sole authority to defend or settle such claim;

          (c) Any costs incurred or recovered in such litigation or negotiation shall accrue to iSecureTrac's account; and

          (d) If a preliminary injunction or final judgment is entered against DISTRIBUTOR's use or operation of any Product because of any alleged infringement, or if in iSecureTrac's opinion such an injunction or judgment is likely, then iSecureTrac, at its own expense and option shall (i) modify or replace the Product so that it becomes non-infringing while providing equivalent performance, reliability and efficiency; or (ii) procure for DISTRIBUTOR the right to continue to use and resell Products; or
               (iii) in the event iSecureTrac has been unable to achieve such procurement or modifications despite its best efforts, to refund to DISTRIBUTOR the price DISTRIBUTOR paid for such Product or Products less such amount determined to be a depreciation to fair market value by standard accounting practices, excepting amounts owed DISTRIBUTOR under Article 4.6.

8.0  LIMITATION OF LIABILITY

     IN NO EVENT WILL EITHER DISTRIBUTOR OR ISECURETRAC BE LIABLE FOR (i) SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR (ii) ANY DAMAGES RESULTING FROM LOSS OF DATA, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOSS OF PROFITS, REVENUES OR USE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY PRODUCTS OR SERVICES SOLD OR PROVIDED HEREUNDER, REGARDLESS OF WHETHER DISTRIBUTOR OR ISECURETRAC, AS APPLICABLE, HAS BEEN NOTIFIED IN ADVANCE OF SUCH DAMAGES. IN NO EVENT WILL ISECURETRAC'S LIABILITY TO DISTRIBUTOR FOR ANY DAMAGES IN CONTRACT OR TORT EXCEED THE TOTAL AMOUNT PAID BY THE DISTRIBUTOR FOR THE PARTICULAR PRODUCT OR SERVICE THAT CAUSES SAID DAMAGES. THE REMEDIES PROVIDED FOR IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REMEDIES FOR BOTH PARTIES.

ISECURETRAC SPECIFICALLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY FOR


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THE USE OF ANY SPECIFIC iTRACKER DEVICE OR THE ACTS OR OMISSIONS OF ANYONE
WEARING AN iTRACKER DEVICE OR THE COMMUNICATION OR LOSS OF COMMUNICATION WITH ANY SUCH DEVICE OR ANY LOSS OF THE ISECURETRAC APPLICATION's ABILITY TO TRACK OR CONTINUE TO TRACK SUCH ITRACKER DEVICE.

DISTRIBUTOR hereby acknowledges that it understands that continuous tracking of iTracker units is highly dependent on continuous availability of GPS satellites, availability of cellular communications and other factors outside of the control of iSecureTrac. iSECURETRAC DISCLAIMS ANY LIABILITY OR RESPONSIBILITY FOR THE OPERATION OF GPS SATELLITES OR COMMUNICATIONS SYSTEMS USED TO COMMUNICATE WITH ITS iTRACKER DEVICES.

9.0  GOOD TITLE

     iSecureTrac hereby warrants that it has good title to all Products shipped to DISTRIBUTOR on the date of shipment. All Products shipped to DISTRIBUTOR shall be free and clear from all liens, encumbrances and charges which iSecureTrac may incur. Should iSecureTrac ship any Products to DISTRIBUTOR which are subject to any liens, encumbrances or claims by third parties, iSecureTrac shall promptly notify DISTRIBUTOR of actual and prospective claims in writing and indemnify and hold DISTRIBUTOR harmless from all liability, cost and expense which may result from such liens and claims. DISTRIBUTOR may, at its sole discretion, pay and discharge any valid liens and claims against delivered Products and set off the amount of such payments against any sums due iSecureTrac hereunder.

10.0 SUPPORT SERVICES

     iSecureTrac shall provide DISTRIBUTOR with the services described in Attachment 2 hereto, at the rates listed, upon DISTRIBUTOR's submission of a purchase order for such services.

11.0 NOTICES

     Any notices required to be given hereunder will be given in writing and sent to the other party, postage or transmission cost prepaid and properly addressed, at the address indicated below:


To iSecureTrac:

                    iSecureTrac Corporation


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                    5022 South 114th Street
                    Omaha, NE 68137
                    Attn: Veridian Account Manager

     To DISTRIBUTOR:

                    Veridian Information Solutions, Inc.
                    10560 Arrowhead Drive
                    Fairfax, VA 22030-7305
                    Attn: Ms. Ruth Wyatt and copy to Ms. Espie Salazar

Notices shall be deemed given when delivered in person or received via registered mail or acknowledged facsimile transmission.

12.0 INFORMATION RELEASES

     Except as may be required by law or the rules or regulations of the Securities and Exchange Commission, prior to the disclosure or dissemination of any publication, notice or press release by either party regarding the subject matter of this Agreement, written consent must be obtained from the other party as to content, means and timing of publication.

13.0 TERM AND TERMINATION

     13.1 TERM. The term of this Agreement shall be for two (2) years from the effective date written above provided that no firm purchase orders hereunder are outstanding at such time. This Agreement shall automatically be extended for an additional one year term upon the anniversary date of the initial term or any extension thereof, unless either party terminates the Agreement, for any reason, upon 90 days written notice to the other party. If such cancellation notice is given and firm purchase orders hereunder are outstanding at the date of cancellation of this Agreement, this Agreement shall continue in effect until all Products specified in such purchase orders have been shipped to DISTRIBUTOR hereunder.

     13.2 CONTRACT TERMINATION. Either party may terminate this Agreement at any time upon the occurrence of:
          (a). The other party liquidates or ceases to conduct business in the normal course, or makes a general assignment of assets for the benefit of creditors.
          (b). The other party is in default of any of its obligations under this Agreement, and such default is not cured within thirty (30) days from the date on which it was notified in writing of such default, unless subsequently waived in writing. For purposes of this paragraph, the term "default of


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          obligations" shall include, on the part of DISTRIBUTOR, a breach of its representation described in paragraph 2.6.

14.0 ARBITRATION

     14.1 AGREEMENT TO ARBITRATE DISPUTES. DISTRIBUTOR and iSecureTrac hereby agree to arbitrate any controversy or claim arising out of or relating to this Agreement, or breach thereof, in accordance with the following provisions:

          (a). Disputes shall be heard and determined by a single arbitrator pursuant to the applicable Rules of Practice and Procedure of The Private Adjudication Center, Inc. (an affiliate of the Duke University School of Law) in effect at the time the demand for arbitration is filed.

          (b). The location of the arbitration shall be the Center's facilities at the Duke Law School, Durham, North Carolina.

          (c). The decision of the arbitrator shall be final and binding.

          (d). Judgment to enforce the decision or award of the arbitrator may be entered in any court of competent jurisdiction in Nebraska or any other State.

          (e). Service of process in connection with a demand for arbitration shall be made by certified mail.

     14.2 JUSTICIABLE ISSUES. In any judicial proceeding to enforce this Agreement to arbitrate, the only issues to be determined shall be the existence of this Agreement to arbitrate and the failure of one party to comply with that Agreement, and those issues shall be determined summarily by the court without a jury. All other issues shall be decided by the arbitrator. There may be no appeal of an order completing arbitration except as part of an appeal concerning confirmation of the decision of the arbitrator.

     14.3 ACKNOWLEDGEMENT OF APPLICABLE FEDERAL LAW. The parties acknowledge that this contract involves interstate commerce and that the provisions of the Federal Arbitration Act, presently codified as 9 U.S.C. Section 1 ET SEQ. apply to these provisions.

15.0 MISCELLANEOUS

     15.1 FORCE MAJEURE. Neither party shall be liable for failure or delay in


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          performance of its obligations under this Agreement due to events of force majeure including, but not limited to strikes, wars, revolutions, fires, floods, explosions, earthquakes, other acts of God, government regulations or other causes beyond its control.

     15.2 AMENDMENT. This Agreement may not be changed, amended or modified except by a writing executed by the parties hereto. Terms and conditions, whether printed or written, stated in any purchase order, acknowledgement, confirmation or invoice pursuant hereto shall be of no force or effect to the extent such terms would modify, add to or are inconsistent with the terms and conditions described in this Agreement.

     15.3 CAPTIONS. The captions contained herein are for convenience of reference only and shall not affect or be construed to affect the meaning or the terms of this Agreement.

     15.4 BINDING AGREEMENT. This Agreement shall inure to the benefit of and binding upon the parties hereto and their respective successors and assigns.

     15.5 ENTIRE AGREEMENT. This Agreement and attachments hereto represent the entire agreement and understanding between the parties concerning the subject matter described herein. Any other agreements or understandings between the parties concerning the subject matter described herein, whether oral or written, shall be of no force and effect. Specifically, the parties hereto agree that the Previous Agreement between them is hereby terminated.

     15.6 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable under the law of the jurisdiction applicable to this Agreement, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but the rights and obligations of the parties shall be construed as if the Agreement did not contain the unenforceable provision or provisions.

     15.7 WAIVER. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. In order for a waiver to be valid, it shall be in writing, signed by the waiving party, but need not be supported by consideration.

     15.8 ASSIGNMENT. Neither party hereto shall have the right to assign this Agreement or any obligations or rights hereunder to any third party without the prior written consent of the other party. Any attempt to make said


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          assignment without the written permission of the other party shall be void.

     15.9 RECRUITING. For a minimum period of two (2) years from the date of this Agreement, neither party may solicit for hire or hire any officer or other employee of the other party with whom the first party comes into contact with as a result of this agreement, except with the express prior written permission of the other party; provided, however, that (a) the term solicit shall not include general employment advertising, and (b) the foregoing will not prevent either party from employing any person who contacts that party on his or her own initiative.

     15.10 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska.

16.0 CONFIDENTIALITY

     SERVICE PROVIDER and iSecureTrac have executed a Joint Non-Disclosure Agreement dated 6 September 2001, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.


IN WITNESS WHEREOF, DISTRIBUTOR and ISECURETRAC have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SEE ATTACHMENTS

ISECURETRAC

By: /s/ James E. Stark
    -------------------------
          President

DISTRIBUTOR

By: /s/ Terry Mason
    -------------------------
          Terry Mason
          Sr. Contracts Manager


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

     AGREEMENT NO. PA-020125

                                  ATTACHMENT 1

                             SINGLE PRODUCT PRICING

          Product ID     Product Description                          Unit Price
          ----------     -------------------                          ----------
          iT2100nc       iTracker 2100 personal tracking unit
                         with scheduled mapping capability
                         with associated iST transmitter bracelet     $1,895.00

          iT2100nco      iTracker 2100 personal tracking unit
                         with scheduled mapping capability
                         WITHOUT associated iST transmitter bracelet  $1,850.00

                                DISCOUNT SCHEDULE

APPLIES TO ALL ORDERS TO BE DELIVERED WITHIN 12 MONTHS OF THE ORDER DATE. Discounts apply only to the to the total prices of all Products listed on the purchase order, and not service orders or other charges. Discounts are not earned if delivery is not made within 12 months of the order date. Unearned discounts may be billed to DISTRIBUTOR at such time and DISTRIBUTOR agrees to pay such unearned discounts within 30 days of receipt of invoice.

Total Product Order Amount                   Eligible Product Discount
--------------------------                   -------------------------
        $1  -     $50,000                               0%
   $50,001  -    $100,000                               2%
  $100,001  -    $500,000                               4%
  $500,001  -  $1,000,000                               6%
$1,000,001  -  $2,000,000                              10%
$2,000,001  -  $3,000,000                              15%
$3,000,001  -  $4,000,000                              20%
$4,000,000+                                            25%

Veridian Information Services                     iSecureTrac Corp.
("DISTRIBUTOR")

By: /s/ Terry Mason                               By: /s/ James E. Stark
    -------------------------                         --------------------------
Name: Terry Mason                                 Name: James E. Stark
      -----------------------                           ------------------------
Title: Sr. Contracts Manager                      Title: President
       ----------------------                            -----------------------
Date: 2/25/02                                     Date: 2/19/02
      -----------------------                           ------------------------

AGREEMENT NO. PA-020125

                                  ATTACHMENT 2

                                SUPPORT SERVICES

Service             Description                                                           Fee
-------             -----------                                                           ---
TRAINING            On-site training with DISTRIBUTOR designated personnel (up to 8 persons per session), covering installation of Bracelets,
                    Personal Tracking Units, monitoring, Establishing limiting
                    parameters per iTracker unit, Mapping and Reporting                   $1,000/day

     iSecureTrac will also invoice DISTRIBUTOR for reasonable travel expenses, which have been pre-approved by DISTRIBUTOR , incurred by iSecureTrac personnel in providing on-site training, including transportation, lodging and meals. Prior to scheduling on-site training, iSecureTrac will submit a training itinerary agenda for DISTRIBUTOR's approval.

----------------------------------------------------------------------------------------------------

NON-WARRANTY        Products are repaired by iSecureTrac on a time
REPAIR SERVICE      and materials basis. Hourly labor charge:                             $40.00
                    Handling charge for each Product:                                     $10.00

----------------------------------------------------------------------------------------------------

HOSTING             Hosting DISTRIBUTOR's monitoring of each iTracker,
SERVICES            electronically registered and activated as described in
                    iSecureTrac's Hosting Services Agreement, at the per unit
                    fee listed therein. Unless specifically precluded by
                    DISTRIBUTOR, iSecureTrac shall register each iTracker unit upon shipment.

                    Hosting registration fee, per iTracker unit:                          $15.00

----------------------------------------------------------------------------------------------------

Veridian Information Services                     iSecureTrac Corp.
("DISTRIBUTOR")

By: /s/ Terry Mason                               By: /s/ James E. Stark
    -------------------------                         --------------------------
Name: Terry Mason                                 Name: James E. Stark
      -----------------------                           ------------------------
Title: Sr. Contracts Manager                      Title: President
       ----------------------                            -----------------------
Date: 2/25/02                                     Date: 2/19/02
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